Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

CAPITAL GOLD AND NAYARIT GOLD ANNOUNCE CLOSING
OF BUSINESS COMBINATION

NEW YORK and HALIFAX, NS – August 2, 2010 – Capital Gold Corporation (NYSE AMEX: CGC; TSX: CGC) ("Capital Gold") and Nayarit Gold Inc. (TSX.V: NYG) ("Nayarit") are pleased to announce the completion of their previously announced business combination transaction.

Pursuant to the transaction, Nayarit was amalgamated with a wholly-owned subsidiary of Capital Gold and each common share of Nayarit was exchanged for 0.134048 shares of common stock of Capital Gold. Upon the exercise or conversion of former convertible securities of Nayarit, holders will receive shares of Capital Gold in lieu of shares of Nayarit on the basis of the exchange ratio. A total of 12,454, 354 shares of Capital Gold were issued pursuant to the transaction and a further 2,525,464 shares have been reserved for issuance upon the exercise or conversion of former Nayarit convertible securities. Capital Gold has 61,073,853 shares outstanding following completion of the transaction.

As previously announced, subject to regulatory approval, Colin Sutherland, President and CEO of Nayarit, has been appointed as President of Capital Gold.

“The Board of Directors and I are very pleased to announce the completion of this transaction,” said Colin Sutherland, President of Capital Gold.  “We believe that Capital Gold is well positioned to become the next mid-tier gold and silver producer in Mexico. The combination provides an excellent platform for future growth as we progress to our objective of producing in excess of 120,000 gold ounces in 2012 and beyond.”

Effective upon the closing of the transaction and subject to regulatory approval, Scott Hazlitt, Capital Gold’s Chief Operating Officer, and Colin Sutherland were appointed to the board of directors.  They will serve on the board along with Chairman Stephen M. Cooper, John Cutler and Leonard Sojka.

Ellenoff Grossman & Schole, LLP, served as Capital Gold’s U.S. counsel. Kutkevicius Kirsh, LLP, served as Capital Gold’s Canadian counsel.  Kavinoky Cook LLP, served as U.S. counsel for Nayarit. Peterson Law PC served as Canadian counsel to Nayarit. Hodgson Russ LLP, served as tax counsel to Nayarit.

About Capital Gold
Capital Gold Corporation (CGC) is a gold production and exploration company. Through its Mexican subsidiaries and affiliates, it owns 100% of the “El Chanate” gold mine located near the town of Caborca in Sonora, Mexico. On August 2, 2010, Capital Gold acquired Nayarit Gold Inc. and merged it into its wholly owned subsidiary.  Capital Gold is focused on optimizing the El Chanate operations and advancing to production the Del Norte deposit in the Orion District in the state of Nayarit, Mexico.  Capital Gold also owns and leases mineral concessions near the town of Saric, also in Sonora, that are undergoing preliminary exploration for gold and silver mineralization.  Additional information about Capital Gold and the El Chanate Gold Mine is available on the Company’s website, www.capitalgoldcorp.com.

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Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested due to certain risks and uncertainties, some of which are described below. Such forward-looking statements include comments regarding a national stock exchange listing and future growth of the Company. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, strip ratio, tonnes mined, crushed or milled; delay or failure to receive board, national exchange or government approvals; the availability of adequate water supplies; mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management.

Any forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Additional information concerning certain risks and uncertainties that could cause actual, results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the past 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

For more information, please contact:

Kelly Cody, Investor Relations Manager
Capital Gold Corporation
Tel: (212) 344-2785
Fax: (212) 344-4537
Email: kelly@capitalgoldcorp.com

Colin Sutherland, President
Capital Gold Corporation
Tel: (902) 252-3833
Email: info@nayaritgold.com